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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Team Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8 West Peoria, Suite 200
Paola, Kansas 66071
(913) 294-9667

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 17, 2008

To the Shareholders of Team Financial, Inc.:

Annual Meeting

Date:	Tuesday, June 17, 2008
Time:	9:00 a.m. central time
Place:	Paola High School Auditorium 401 North Angela Paola, Kansas 66071

Matters to be voted on:

  1.
  Election of three Class III directors;

  2.
  A proposal to approve the modification of terms of the 1999 Employee Stock Purchase Plan;

  3.
  Ratification of KPMG LLP as our independent registered public accountants for 2008; and

  4.
  Any other matters properly brought before shareholders at the meeting.

You are cordially invited to attend the meeting in person. To ensure that you are represented at the meeting, please fill in, sign and return the enclosed proxy card as promptly as possible. Your early attention to the proxy statement will be greatly appreciated because it will reduce the cost we incur in obtaining your voting instructions.

By Order of the Board of Directors

Robert J. Weatherbie Chairman and Chief Executive Officer
May 15, 2008

TEAM FINANCIAL, INC.
8 West Peoria, Suite 200
Paola, Kansas 66071
(913) 294-9667

PROXY STATEMENT

2008 Annual Meeting of Shareholders

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Team Financial, Inc. for use at our 2008 annual meeting of shareholders to be held on Tuesday, June 17, 2008. The meeting will be held at the Paola High School Auditorium, 401 North Angela, Paola, Kansas at 9:00 a.m. central daylight savings time. This Proxy Statement and the enclosed proxy card were sent to shareholders on or about May 15, 2008.

The following matters will be acted on at the annual meeting:

  1.
  Election of three Class III directors to serve a three year term;

  2.
  A proposal to approve the modification of terms of the 1999 Employee Stock Purchase Plan;

  3.
  Ratification of the appointment of KPMG LLP as our independent registered public accountants for 2008 and;

  4.
  Any other matters properly brought before shareholders at the annual meeting.

GENERAL INFORMATION ABOUT VOTING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares on the record date, April 24, 2008. A total of 3,596,103 shares of common stock can vote at the annual meeting. You have one vote for each share of your common stock. The enclosed proxy card indicates the number of shares you can vote.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote FOR each of the three Class III director nominees, FOR the approval of the modification of terms of the Employee Stock Purchase Plan and FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2008.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares in their discretion.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving the Company's secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card within the required time. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Yes. Although we encourage you to complete and return a proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person, if your shares are registered directly in your name on our books and not held through a broker, bank or other nominee; or, if your shares are held in "street name," if you have obtained a proxy from your bank, broker or nominee and you bring that proxy to the meeting. You can vote in person using these procedures even if you have previously completed and returned a proxy card.

What do I do if my shares are held in "street name"?

If your shares are held by your broker, a bank or other nominee, you will probably receive this proxy statement from them with instructions for voting your shares. Please respond quickly so that they may represent you.

If your shares are held in the name of a broker, bank or other nominee, and you do not tell that person how to vote your shares (so-called "broker non-votes"), that person can vote your shares as he or she sees fit only on matters that self-regulatory organizations determine to be routine, and not on any other proposal. Broker non-votes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposals such as shareholder proposals that could be included in a proxy statement.

If I plan to attend the annual meeting, should I still submit a proxy?

Whether you plan to attend the annual meeting or not, we urge you to submit a proxy card. Returning the enclosed proxy card will not affect your right to attend the annual meeting and vote in person and will help assure the presence of a quorum, avoiding costly repeat expenses for annual meetings.

How are votes counted?

We will hold the annual meeting if a quorum is present, which, under our bylaws, means holders of at least one-third of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum, even if you withhold, abstain or fail to vote on any of the proposals listed on the proxy card.

With respect to the election of directors, the number of votes you have the right to cast for any particular nominee is equal to the number of shares you owned on the record date. Abstentions will only be counted to determine whether a quorum is present and will not be counted for the election of directors. The three director nominees receiving the greatest number of votes—a "plurality"—will be elected as our Class III directors.

The approval of the modification of terms of the 1999 Employee Stock Purchase Plan and the ratification of the appointment of independent registered public accountants will require the affirmative vote of a majority of the shares represented at the annual meeting.

For any other items, if any, the affirmative vote of the holders of a majority of the shares represented at the meeting will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If your shares are held in the name of a nominee, and you do not tell the nominee in a timely manner how to vote your shares (so-called "broker non-votes"), the nominee can vote them as he or she sees fit only on matters that self-regulatory organizations determine to be routine, and not on any other proposal. Non-contested elections for directors, as well as ratification of independent registered public accountants, are usually considered routine matters. The modifications to our 1999 Employee Stock Purchase Plan will not be considered routine under NASDAQ rules, therefore, broker non-votes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on this proposal.

What are the recommendations of our Board of Directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors' recommendations are set forth, together with the description of each item, in this proxy statement. In summary, our Board of Directors recommends a vote:

FOR the election of the nominated slate of Class III directors (see page 7);

FOR the approval of the modification of the 1999 Employee Stock Purchase Plan (see page  24); and

FOR the ratification of our selection of the independent registered public accounting firm of KPMG, LLP as our independent registered public accountants for 2008 (see page 25).

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the annual meeting. The final certified results will be included in our quarterly report on Form 10-Q for the second quarter of fiscal 2008 that we will file with the Securities and Exchange Commission.

Will there be other matters proposed at the annual meeting?

Our bylaws limit the matters presented at our annual meeting to those properly presented at the meeting. Please refer to the next question for a description of requirements for shareholder proposals for our 2009 annual meeting. We do not expect any matters other than those set forth in this proxy statement to come before the annual meeting. However, if any other matter requiring a vote of shareholders is presented in a proper manner, your signed proxy gives the individuals named as proxies authority to vote your shares in their discretion.

When are 2009 shareholder proposals due if they are to be included in our proxy materials?

To be considered for inclusion in our proxy statement for the 2009 annual meeting of shareholders, a shareholder proposal must be received in our offices no later than January 15, 2009. Further information regarding the shareholder proposal process is set forth below under "Shareholder Proposals."

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this. We may pay brokers and other nominees reasonable compensation for forwarding the proxy materials to beneficial owners of our shares.

How can I find more information about Team Financial, Inc.?

We file annual, quarterly and other reports and information with the Securities and Exchange Commission. The filings are available to the public in the SEC's EDGAR database at the Commission's web site http://www.sec.gov. Our website, http://www.teamfinancialinc.com, has links to these filings as well under the heading "SEC Filings." Our common stock is listed on NASDAQ Global Market under the symbol "TFIN."

STOCK OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned as of April 28, 2008 by:

  •
  each person whom we know beneficially owns more than 5% of our common stock;

  •
  each director, and the new nominee proposed to be elected to our board of directors at the annual meeting;

  •
  each of our executive officers; and

  •
  our directors and executive officers as a group.

	Common Shares Beneficially Owned
Names and Addresses of Beneficial Owner(1)
	Number	Percent
Robert J. Weatherbie(2) 8 West Peoria, Suite 200 Paola, Kansas 66071-0402	339,616	9.1%
Carolyn S. Jacobs(3) 8 West Peoria, Suite 200 Paola, Kansas 66071-0402	116,333	3.2%
Sandra J. Moll(4) 8 West Peoria, Suite 200 Paola, Kansas 66071-0402	49,420	1.4
Bruce R. Vance(5) 8 West Peoria, Suite 200 Paola, Kansas 66071-0402	6,327	*
Kaila D. Beeman(6) 8 West Peoria, Suite 200 Paola, Kansas 66071-0402	0	*
Denis A. Kurtenbach(7) 108 E. Kaskaskia Paola, Kansas 66071	6,925	*
Keith B. Edquist(8) 12005 N. 72nd Street Omaha, Nebraska 68122	101,260	2.8%
Kenneth L. Smith(9) 5 East Terrace Paola, KS 66071	4,300	*
Harold G. Sevy, Jr.(10) 18294 W. 335th Street Paola, KS 66071	4,250	*
Gregory D. Sigman(11) 6401 Sagamore Mission Hills, KS 66208	2,250	*
Connie D. Hart P.O. Box 250 Paola, KS 66071	2,500	*
Robert M. Blachly 307 North Oak Paola, KS 66071	65	*
All executive officers, directors and director nominee as a group (twelve persons)	670,246	16.7%
Employee Stock Ownership Plan(12) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	876,415	24.4%
Collective Reporting Group:(13) Bicknell Family Holding Co, LLC Bicknell Family Management Company, LLC Bicknell Family Management Company Trust Mariner Wealth Advisors, LLC Martin C. Bicknell Cherona Bicknell Bruce Kusmin 7400 College Boulevard, Suite 205 Overland Park, Kansas 66210	427,025	11.9%
Michael L. Gibson 205 Overhill Drive Paola, Kansas 66071	237,364	6.6%

(1)
Unless otherwise indicated, the shares are held directly in the names of the named beneficial owners and each person has sole voting and sole investment power with respect to the shares. The participants in our Employee Stock Ownership Plan (the "Team Financial, Inc. Employees' Stock Ownership Plan" or "ESOP") direct the ESOP trustee with respect to all matters submitted to a vote of the shareholders. The ESOP trustee will vote the shares held under the ESOP only in the manner directed by the ESOP participants, as provided in the ESOP.

(2)
Includes 58,999 shares of common stock owned by Mr. Weatherbie's wife and 340 shares owned by his minor children, over which shares he may be deemed to have shared voting and investment power. Includes 24,663 shares owned in a self-directed trust. Includes approximately 111,614 shares of common stock that have been allocated to Mr. Weatherbie's account in our ESOP. Includes 144,000 shares which have vested pursuant to options issued under our 1999 stock incentive plan.

(3)
Includes 10,000 shares of common stock owned by Ms. Jacobs' husband's revocable trust, over which she may be deemed to have shared voting and investment power. Includes 15,000 shares of common stock owned in an Individual Retirement Account. Includes approximately 73,333 shares of common stock that have been allocated to Ms. Jacobs's account in our ESOP. Includes 18,000 shares which have vested pursuant to options issued under our 1999 stock incentive plan.

(4)
Includes 4,440 shares held in two revocable trusts, of which Ms. Moll and her husband are trustees of one trust apiece. Includes approximately 10,980 shares of common stock that have been allocated to Ms. Moll's account in our ESOP and her husband's account in our ESOP. Includes 30,000 shares which have vested pursuant to options issued under our 1999 stock incentive plan and 4,000 shares which have vested to her husband under the same plan.

(5)
Mr. Vance was named Chief Financial Officer on an interim basis, effective April 28, 2008 following Richard J. Tremblay's resignation as a Director of the Company and Chief Financial Officer.

(6)
Ms. Beeman was named Principal Accounting Officer on an interim basis, effective April 28, 2008 following Richard J. Tremblay's resignation as a Director of the Company and Chief Financial Officer.

(7)
Includes 925 shares of common stock held by Mr. Kurtenbach in an Individual Retirement Account and 3,500 shares owned by his wife, over which he may be deemed to have voting and investment power and 2,500 shares which have vested to Mr. Kurtenbach pursuant to options issued under our 1999 stock incentive plan.

(8)
Includes 1,250 shares which have vested to Mr. Edquist pursuant to options issued under our 1999 stock incentive plan.

(9)
Includes 1,800 shares of common stock are owned jointly by Mr. Smith and his wife, and 2,500 shares which have vested to Mr. Smith pursuant to options issued under our 1999 stock incentive plan.

(10)
Includes 1,250 shares which have vested to Mr. Sevy pursuant to options issued under our 1999 stock incentive plan.

(11)
Includes 1,250 shares which have vested to Mr. Sigman pursuant to options issued under our 1999 stock incentive plan.

(12)
Our ESOP holds 876,415 shares of record which includes 25,000 unallocated shares as of the record date. Team Financial, Inc. is the ESOP trustee. Each ESOP participant directs the ESOP trustee as to the voting of shares allocated to such participant's accounts on all matters submitted to a vote of the shareholders. An ESOP participant's failure to provide voting directions to the ESOP trustee will be deemed to be a direction to vote in the manner specified in the instructions provided to the ESOP participant. Unallocated shares will be voted by the ESOP trustee in the same proportion on each issue as the allocated shares.

(12)
The following information for the following group of shareholders was obtained from a Schedule 13D filed with the Securities and Exchange Commission on or about November 15, 2007. Bicknell Family Holding Company is the direct beneficial owner of 397,474.84 shares of common stock of which voting power and dispositive power is shared with Mariner Wealth Advisors, LLC and Martin C. Bicknell. Cherona Bicknell is the beneficial owner of 5,031.86 shares of common stock and shares voting power and dispostitive power with Martin C. Bicknell. Bruce Kusmin is the sole beneficial owner of 2,000 share of common stock. Mr. Kusmin is President of Mariner Wealth Advisors, LLC, and as such may be deemed to be a beneficial owner of shares of which Mariner Wealth Advisors, LLC is a beneficial owner; however Mr. Kusmin disclaims beneficial ownership of such shares .

*
Less than one percent.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us or advice that no filings were required, during 2007 all executive officers, directors, and greater than 10% beneficial owners, with the exception of those listed below, complied with the Section 16 (a) filing requirements:

Name	Type of Filing	Number of Late Reports	Number of Transactions Not Reported on a Timely Basis
Sandra J. Moll	Form 3	1	1
Bicknell Family Holding Co. LLC, et al.*	Form 3	1	7
O. Gene Bicknell	Form 4	1	1

*
Includes members of the collective reporting group described in footnote 12 under Security Ownership of Certain Beneficial Owners and Management listed above.

PROPOSAL NO. 1
ELECTION OF CLASS III DIRECTORS

Our Board of Directors is divided into three classes that serve three year terms. Each class's terms expire in different years as shown below.

Class	Expiration
Class I	2009
Class II	2010
Class III	2011

The terms of our Class III Directors, Keith B. Edquist, Carolyn S. Jacobs, and Denis A. Kurtenbach, expire at the annual meeting. We propose the nominees Robert M. Blachly, Carolyn S. Jacobs and Denis A. Kurtenbach, each be elected to a three-year term expiring at our annual meeting in 2011. With respect to the election of directors, the number of votes you have the right to cast for any particular nominee is equal to the number of shares you owned on the record date. Abstentions will only be counted to determine whether a quorum is present and will not be counted for the election of directors. The three director nominees receiving the greatest number of votes—a "plurality"—will be elected as our Class III directors. If no instructions are given, the shares will be voted for the election of all nominees.

Your Board of Directors recommends a vote FOR the election of Robert M. Blachly, Carolyn S. Jacobs and Denis A. Kurtenbach. Proxies solicited by your Board of Directors will be voted FOR them unless instructions are given to the contrary.

The following sets forth certain information with respect to the three Class III nominees, our other directors who are expected to serve in such capacity after the annual meeting, and our executive officers.

Name	Age	Position	Officer or Director Since
Non-Independent Directors and Executive Officers
Robert J. Weatherbie	61	Chairman of The Board and Chief Executive Officer(1)(5)	1986
Carolyn S. Jacobs	64	Director and Treasurer	1986
Sandra J. Moll	44	Director and Chief Operating Officer	2007
Bruce R. Vance	50	Interim Chief Financial Officer	2008
Kaila D. Beeman	44	Interim Principal Accounting Officer	2008
Independent Directors
Denis A. Kurtenbach	72	Director(2)(3)(6)	1995
Keith B. Edquist	63	Director	2002
Kenneth L. Smith	65	Director(1)(2)(3)(7)	2004
Harold G. Sevy, Jr.	57	Director(1)(2)(3)(4)	2006
Gregory D. Sigman	58	Director(1)(3)(4)(8)(9)	2006
Connie D. Hart	44	Director(1)(3)(4)(9)	2007
Robert M. Blachly	58	Nominee	N/A

(1)
Member of the Executive Committee

(2)
Member of Compensation Committee.

(3)
Member of Nominating Committee.

(4)
Member of the Audit Committee.

(5)
Chairman of the Executive Committee.

(6)
Chairman of the Compensation Committee

(7)
Chairman of the Nominating Committee

(8)
Chairman of the Audit Committee

(9)
Designated financial expert

Robert J. Weatherbie has served as our Chairman of the Board and director since May 1986, and Chief Executive Officer since September 1995. Effective January 2004, Mr. Weatherbie was appointed President and Chief Executive Officer of TeamBank, N.A. Prior to 1986 he was an executive officer of TeamBank, N.A., formally known as Miami County National Bank, for 13 years. Mr. Weatherbie is also a director of Colorado National Bank. Mr. Weatherbie is a member of the Miami County Bankers Association. He obtained a Bachelor of Arts degree from Emporia State University, Emporia, Kansas, in 1969 and graduated from the Colorado School of Banking at the University of Colorado and the American Institute of Banking—Kansas City Chapter. Mr. Weatherbie serves as a Class II director, and his current term expires in 2010.

Carolyn S. Jacobs has served as our Treasurer and director since May 1986 and has been a director of TeamBank, N.A. since 1990. She has been Senior Vice President and Trust Officer of TeamBank, N.A., since May 1986. Prior to 1986, she worked for Miami County National Bank, the predecessor to TeamBank, N.A., since 1961. In addition to her supervisory responsibilities over trust services of TeamBank, N.A., she also chairs the ESOP Advisory Committee. Ms. Jacobs has attended the American Institute of Banking—Kansas City Chapter, MoKan Basic Trust School, graduating in 1977, the National Business Institute and was designated as a Certified Trust Financial Advisor in June 1992. Ms. Jacobs is a member of the Kansas Bankers Association Trust Division and the Miami County Bankers Association. As a Class III director, her term expires at the annual meeting.

Sandra J. Moll is Chief Operating Officer for the Company and, effective April 28, 2008, was appointed to the Company's Board of Directors to replace Richard J. Tremblay as a Class II Director. Ms. Moll has served as a Senior Vice President, Operations of Team Financial, Inc. for 4 years and Senior Vice President and Chief Operations Officer for TeamBank, N.A., a $636 million wholly-owned subsidiary of Team Financial, Inc., for 8 years, and has 19 years of cumulative banking experience, including operations, lending and retail functions within the banking industry. She holds a Bachelor of Science Degree from Missouri Southern State College, attended the Graduate School of Banking at Colorado and also attended the MBA program at the University of Kansas.

Bruce R. Vance was appointed as Chief Financial Officer of the Company, on an interim basis, effective April 28, 2008. Mr. Vance is a Certified Public Accountant who has served as the Director of Internal Audit for the Company since May 2006. Prior to joining the Company, Mr. Vance spent four years as an independent financial institution consultant with Bruce R. Vance, C.P.A., Chartered, a local firm which specialized in financial institution consulting. Previous experience also includes fifteen years as a Federal financial institution regulator with the Office of Thrift Supervision, four years as chief financial officer of a $110 million financial institution, and four years in public accounting with national and regional accounting firms.

Kaila D. Beeman, CPA, was appointed as the Company's Principal Accounting Officer, on an interim basis, effective April 28, 2008. Ms. Beeman, joined the Company in February, 2007 and serves as the Cashier for TeamBank, N.A., a wholly-owned subsidiary of the Company. Prior to joining the Company, Ms. Beeman served as Chief Financial Officer of Bank of the Prairie, a $105 million bank from 2005 to 2007, and as Vice President of Finance/Cashier of Legacy Bank, a $165 million bank, from 1992 to 2005. Ms. Beeman also has experience working in public accounting with a regional accounting firm.

Denis A. Kurtenbach, a Class III director whose term will expire at the annual meeting, has served as a director of Team Financial, Inc. since December 1995. Prior to serving as a director at Team Financial, Inc., he served as a director of Miami County National Bank, the predecessor to TeamBank, N.A., for 13 years. He is a retired Chairman and director of Pemco, Inc., a privately held construction management company and former officer for Carrothers Construction Company, Inc. and Triangle Builders, Inc. Mr. Kurtenbach is a life director of the Associated General Contractors of America and was a member of the 1996 and 1997 Executive Committees. Mr. Kurtenbach graduated in 1962 with a Bachelor's Degree in Civil Engineering from South Dakota State University.

Kenneth L. Smith was elected to the Board of Directors in 2004 and serves as a Class I director whose term will expire in 2009. Mr. Smith has been President and principal owner of G.K. Smith & Sons, Inc., a mechanical contracting firm since 1987. Mr. Smith continues to serve on the Board of Directors for Team Financial, Inc. where he has been a director since April 2004. Mr. Smith served on the Board of Directors for TeamBank, N.A. from January 1992 thru July 2006. Throughout his career, he has served on the board of directors for several community organizations. Mr. Smith was one of the organizers of the Miami County Economic Development Corporation and served on the original Board of Directors for two terms.

Harold G. Sevy, Jr., a Class I director whose term expires in 2009, is a Magna Cum Laude graduate of Washburn University and received a Master's Degree in Science from Fort Hays State University. Since 1994, Mr. Sevy has served as the president of W.H. Debrick Co., Inc, a construction company. In addition, he is currently a managing partner of several real estate development companies. Mr. Sevy continues to serve on the Board of Directors for Team Financial, Inc. where he has been a director since June 2006. Mr. Sevy served on the Board of Directors of TeamBank, N.A. from January 1985 thru July 2006, where he served on the audit and executive review committees and as chairman of the compliance committee. Mr. Sevy serves on the Company's Audit Committee, Nomination Committee, Compensation Committee and the Executive Committee.

Gregory D. Sigman was elected to the Board of Directors in 2006 as a Class I director. Mr. Sigman is a graduate of the University of Missouri, Columbia, where he received a degree in accounting. He is a CPA and a member of the American Institute of Certified Public Accountants and the Kansas and Missouri Societies of Certified Public Accountants. Mr. Sigman has been an owner and chief executive officer of Sigman & Co., PC, a CPA firm, since 1998. During the period 1983 to 1998, Mr. Sigman was partner and/or shareholder of other CPA firms. Mr. Sigman has eleven years of prior auditing experience with Touche, Ross & Co. He serves on the Company's Audit Committee, Nominating Committee and Executive Committee, and is a designated financial expert.

Connie D. Hart was elected to the Board of Directors in 2007 and is a Class II director whose term will expire in 2010. Ms. Hart has served as the Chief Financial Officer of Bluestem Environmental Engineering, Inc. since 1995. Ms. Hart formerly served as a bank holding company and commercial bank examiner for the Federal Reserve Bank. She holds a Bachelor of Science Degree in Business Administration, Finance from Kansas State University. Ms. Hart was elected to serve on the Board of Directors for TeamBank, N.A. in August 2006, and continues to serve in that capacity. Ms. Hart serves on the Company's Audit Committee, Nomination Committee and the Executive Committee.

Robert M. Blachly, a nominee as a Class III director, is a graduate of the University of Kansas with a Bachelor of Science degree in Business Administration. He serves as an Executive Vice President of The Industrial Fumigant Company, in Olathe, Kansas, where he has served in various progressive capacities since 1976. Mr. Blachly has served as a director of TeamBank, N.A. since August 2006, and continues to serve in that capacity. As a member of the TeamBank, N.A. Board of Directors, Mr. Blachly has served as a member of the Board Loan Committee.

There are no family relationships between or among any directors, nominees or executive officers and none of such persons serve as a director of any other company required to file reports under the Securities Exchange Act of 1934 or which is registered as an investment company under the Investment Company Act of 1940.

Board and Corporate Governance Matters

Membership on the Board

Directors are elected for three-year terms expiring in different years based on their assigned class. Any vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors. Any director elected to fill a vacancy shall hold office for the unexpired term of his predecessor. The directors' and nominees' class and terms are as follows:

Class	Expiration	Members
Class I	2009	Harold G. Sevy, Jr., Gregory D. Sigman and Kenneth L. Smith
Class II	2010	Sandra J. Moll, Robert J. Weatherbie and Connie D. Hart
Class III	2011	Robert M. Blachly, nominee, Denis A. Kurtenbach and Carolyn S. Jacobs

The Board has determined that directors Kenneth L. Smith, Keith B. Edquist, Denis A. Kurtenbach, Connie D. Hart, Gregory D. Sigman, Harold G. Sevy, Jr. and nominee Robert M. Blachly are independent within the meaning of the rules and regulations of the Securities and Exchange Commission and NASDAQ Rule 4200.

Committees of the Board

Our Board of Directors has four standing committees. The function and membership of each committee and the number of times it met in 2007 is discussed below.

Audit Committee

The members of the Audit Committee during 2007 included Connie D. Hart, Denis A. Kurtenbach, Harold G. Sevy, Jr., Gregory D. Sigman and Jerry D. Wiesner. The current members are Connie D. Hart, Harold G. Sevy, Jr. and Gregory D. Sigman. The Audit Committee met seven times during 2007. On April 25, 2006, Mr. Wiesner was appointed Chairman of the Audit Committee and served in that capacity until June 1, 2007. Greg Sigman was appointed Audit Committee Chairman on June 1, 2007. Harold G. Sevy, Jr. was appointed to the audit committee on June 20, 2006. Connie D. Hart was appointed to the Audit Committee on June 19, 2007.

The primary function of the Audit Committee is to assist our Board in its oversight of the financial reporting process. The Audit Committee selects our independent registered public accountants, reviews the scope and results of its services, approves the related fees and reviews our financial reporting and internal control functions. The Audit Committee performs duties set forth in its charter, which was adopted by the Board of Directors March 29, 2004 and included with our proxy materials for the annual meeting of shareholders which was held on June 20, 2006. The Audit Committee charter was reaffirmed on January 23, 2007.

The Board has determined that each member of the Audit Committee is independent within the meaning of the rules and regulations of the Securities and Exchange Commission and NASDAQ Rule 4200. The Board has identified Directors Gregory D. Sigman and Connie D. Hart each as an "Audit Committee Financial Expert" as defined in Item 401 (h) of the Securities and Exchange Commission Regulation S-K.

Compensation Committee

The members of our Compensation Committee in 2007 were Denis A. Kurtenbach, Kenneth L. Smith and Harold G. Sevy, Jr., and those directors continue to serve in that capacity. Our Board has determined that members of our Compensation Committee are independent within the meaning of the rules and regulations of the Securities and Exchange Commission and NASDAQ rule 4200. This Committee met ten times during 2007. The primary function of this Committee is to review and approve executive compensation and benefit programs. Additionally, this Committee approves the compensation of the

Chief Executive Officer, Chief Financial Officer, and any other officers deemed appropriate. In addition, this Committee administers our Stock Incentive Plan.

Nominating Committee

On April 17, 2006, the Board of Directors adopted a resolution appointing a Nominating Committee comprised solely of directors who meet the independence requirements set forth in NASDAQ Rule 4200. On April 25, 2006, the Board of Directors approved a charter for the Nominating Committee which is available on our website, http://www.teamfinancialinc.com.

Our Nominating Committee will consider a candidate for a director position proposed by a shareholder. A candidate must be highly qualified in terms of business experience and be both willing and expressly interested in serving on the Board. A shareholder wishing to propose a candidate for the Board's consideration should forward the candidate's name and the information about the candidate's qualifications to Team Financial, Inc., Board of Directors, Nominating Committee, Attn: Chairman, 8 West Peoria, Suite 200, Paola, Kansas 66071. Any submission must include sufficient biographical information concerning the recommended individual, including age, employment history for at least the past five years indicating employers' names and descriptions of the employers' businesses, educational background and any other biographical information that would assist the Board in determining the qualifications of the individual. The Nominating Committee will consider recommendations received by a date not later than 120 calendar days before the date our proxy statement is released to shareholders in connection with the annual meeting for nomination at the annual meeting. Recommendations received after that date will be considered by the Nominating Committee for the following annual meeting elections.

Executive Committee

In January 2007 the Company amended its bylaws by creating an additional standing committee, the Executive Committee, which meets monthly and is subject to the call of the Chairman to consider any matter not exclusively reserved for decisions by the full Board of Directors. The Chairman of this committee is Robert. J. Weatherbie, with members Connie D. Hart, Gregory D. Sigman, Harold G. Sevy, Jr. and Kenneth L. Smith.

Attendance at Board and Committee Meetings

The Board of Directors had five regularly scheduled meetings and one special meeting during 2007. Each director attended all of the regularly scheduled meetings in person or telephonically and seven of the nine directors attended the special meeting. Although we do not have a formal policy regarding director attendance at the shareholder meeting, directors are encouraged to attend. All members of the Board of Directors attended our 2007 annual shareholder meeting.

Code of Ethics

The Board of Directors adopted a Code of Ethics that applies to all employees including executive officers, directors and principal accounting officers. The Code of Ethics is available on our website at www.teamfinancialinc.com.

Certain Relationships and Related Transactions

Our executive officers, directors and principal shareholders and businesses they control may be customers of our subsidiary banks. Credit transactions with these parties are subject to review by loan committees of the banks and/or by the banks' boards of directors. All outstanding loans and extensions of credit to these parties were made in the ordinary course of business on terms substantially similar to comparable transactions with unaffiliated persons. None of these loans involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2007, the aggregate balance of loans and advances under extensions of credit made by the subsidiary banks to these persons was approximately $3,275,000.

Audit Committee Report

In the performance of its oversight function, our Audit Committee has considered and discussed our audited financial statements with management and the Company's independent registered public accountants. The Audit Committee has also discussed with our independent registered public accountants the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from our independent registered public accountants required by Independence Standards Board No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether other non-audit services provided by the independent registered public accountants to us is compatible with maintaining their independence and has discussed this with them.

Based on the disclosures and discussions described in this proxy statement, and procedures completed while performing the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to our board of directors that the 2007 audited financial statements be included in our Annual Report on Form 10-K for the Year Ended December 31, 2007 and filed with the Securities and Exchange Commission.

Our Audit Committee has determined to continue the services of KPMG LLP for the current fiscal year ending December 31, 2008. The Board of Directors has agreed with that determination and has presented the matter to our shareholders for ratification. These services will include the examination of our consolidated financial statements for the fiscal year ending on such date and other appropriate accounting services.

Submitted by the Audit Committee: Dated April 22, 2008
Gregory D. Sigman, Connie D. Hart and Harold G. Sevy, Jr.

Compensation Committee Report on Executive Compensation

Team Financial, Inc.'s executive compensation program is directed by the Compensation Committee (the "Committee") of the Board of Directors. The Committee acts independently, yet in conjunction with management, and maintains a philosophy that encompasses both long-term and short-term objectives. The three primary components of compensation that support this philosophy are:

  •
  Attract, retain and motivate high-performing executive talent.  The Company operates in a competitive employment environment, and our employees, led by our listed executives, are essential to our success. Our listed executives are often recruited by other banking organizations and related industries. The compensation of our listed executives, while designed to be competitive with the marketplace for similar positions with bank holding companies of comparable size, is also designed to motivate the executives to maximize the performance of the Company.

  •
  Link pay to performance.  Our compensation program is designed to provide a strong correlation between the performance of the named executives and the compensation he or she receives. We do this by utilizing a compensation program designed to reward our executives based on the overall performance of the Company and the executives' abilities to achieve the performance priorities set forth by the Compensation Committee each year.

  •
  Align executive compensation to shareholder value.  Within our overall compensation strategy, we utilize equity compensation tools to align the financial interests and objectives of our executive officers with those of our stockholders by rewarding our executive officers with an equity interest in the Company through programs such as the Stock Incentive Plan. The interests of our shareholders and our executive officers are further aligned through the incorporation of Company performance into many of the other compensation components.

Determination of Executive Compensation

The compensation of our named executive officers' is based on individual performance, as well as the overall performance of the Company. In assessing the performance of the Company for the purpose of compensation decisions, numerous factors are considered including asset growth, return on average equity, earnings growth compared to prior year's performance, and strategic positioning of the Company for the future. The foundation for the total compensation packages offered to our executives is based on an assessment of our executives' individual responsibilities, a determination of the executives' contributions to the performance of the Company and the success of the Company in reaching its strategic goals. Compensation paid by other financial institutions with similar asset size in comparable markets is also considered as a measurement of the market value of our executive positions.

Because the annual cash bonus to our Chief Executive Officer is formula-driven based on the elements of growth described herein, there is little opportunity for management to influence the amount of any bonus awarded. However, management does have input as to the strategic goals and targets set for them to achieve in future periods, which could affect their annual compensation. However, the Committee carefully reviews the recommended levels before approving them. This is to ensure that the goals are set accurately to provide our executive officers with goals that are at a reasonably high level, but are also obtainable.

The principal elements of our executive compensation program for the fiscal year ended December 31, 2007, applicable to our Chief Executive Officer and other named executive officers were as follows:

  •
  The base salary level is reviewed and increases are evaluated annually. Consideration is given to the scope of responsibilities and to being comparable with similar positions with bank holding companies of comparable size. Factors included in the comparison are relative size of companies and the experience and responsibility of the position. After a study of comparable data provided from a variety of sources including independent consultants, the Committee establishes the salary level based on both internal and external information as set forth above. As a result of the evaluation the factors listed above, the Committee approved a base salary increase of $14,306, to a total base salary of $300,431 for Mr. Weatherbie for 2008. Other named executive officers also received base salary increases.

  •
  Both discretionary and non-discretionary cash bonus awards are considered at least annually. In awarding bonus payments, factors considered by the Committee include a review of our financial performance as determined by our asset growth, net income growth, and return on average equity, and the performance of our named executive officers in achieving certain performance targets. The Committee, will, from time to time, adjust specific elements of actual performance used in the calculation for unique events or circumstances that the Committee feels an executive should not be rewarded for or penalized for in the bonus calculation. In determining the total bonus for our executives, the level of achievement of asset growth, earnings growth and return on average equity are blended together in a formula-driven approach to determine the executive's bonus, subject to established limits for their position. Cash bonuses were paid to Robert J. Weatherbie, Richard J. Tremblay, and Sandra J. Moll for their performance during 2007.

  The Committee has the option to require certain executive officers to use a percentage of their cash bonus, if any, to purchase our common stock in the open market, subject to any limitations under federal or state securities laws. The percentage varies from year to year. The Committee did not require any of the executive officers to purchase any of our common stock with their 2007 bonus.

  •
  Incentive stock options are also granted annually at the discretion of the Committee, typically on January 1st of each year, to the Chief Executive Officer and certain other executives. The options are granted to provide the Chief Executive Officer and other officers with long-term incentives for profitable growth and to align the interests of our Chief Executive Officer and other executives with the interests of the Company's shareholders. The incentive stock options are structured to be long-term rewards, thereby increasing performance and retention of our named executives. The options granted to our named executives typically follow a set vesting schedule, but ultimately vest at the discretion of the Committee ratably over three years. The Committee believes that having the discretion to vest the options provides the executives with further incentive to achieve their performance objectives. With respect to the amount of options to be granted, consideration is given to the scope of responsibility and the degree of its effect on our performance as well as the degree of importance in providing an incentive to the individual to stay with us over time. The Committee, in determining whether to grant options or in the vesting of options, does not take into consideration the amounts of options previously granted or outstanding.

  •
  Executive compensation also includes the opportunity for certain eligible officers in our organization, including our Chief Executive Officer to participate in our non-qualified salary continuation program, whereby the officer will receive benefits commencing after retirement. The annual benefit for the Chief Executive Officer is based upon 65% of the highest base salary for any three years in the ten-year period immediately preceding retirement multiplied by the vested lifetime percentage. See "Salary Continuation Program" below for further information on the terms of this program. An executive's participation in the program is contingent upon the executive's agreement to sign a non-competition and non-solicitation agreement with the Company and participation in the deferred compensation program.

  •
  The deferred compensation program is a non-qualified plan for certain eligible employees whereby the officer may defer a stated percentage of salary up to 10% of compensation. The Company matches 25% of the deferral amounts made by our Chief Executive Officer. Interest is accrued on the deferral amounts based on a modified return on equity calculation, which includes the return on equity of TeamBank, N.A., net of core deposit intangible asset amortization, subject to a 6% minimum and a 12% maximum rate. The modified return on equity used for this program in 2007 was 9.52%. The deferred compensation program serves as another tool used to align the executive's interests with shareholder value. See "Deferred Compensation Program" below for more information on this program.

  •
  Split dollar life insurance benefits are provided to certain officers, including the Chief Executive Officer, to encourage the officers to continue their employment with us. The policy will remain in full force and effect upon a change in control of our capital stock unless the insurance policy is replaced with a comparable policy to cover the benefit provided to the officer. See "Split Dollar Life Insurance Benefit" below for further information on this benefit.

  •
  Several of our named executive officers have employment agreements with the Company, and all of our named executives are entitled to certain severance benefits following a change of control. See "Potential Payments Upon Termination or Change in Control" on page 18 for a more detailed description, by executive, of such arrangements.

  •
  Other elements of compensation offered to the Chief Executive Officer and the other named executive officers are also offered to other eligible employees and include participation in a 401(k) deferred contribution program, our insurance benefit package, our organization-wide performance-based bonus program, and the Employee Stock Ownership Plan.

While the compensation arrangements offered to our named executive officers are meant to be collective packages, the various elements of the compensation package are not inter-related. For example, if a higher than expected level of bonus compensation is achieved, the base salary adjustment and number of options that will be granted are not affected. If options that are granted in one year have an exercise price that is greater than the current market price of our common stock, the amount of the bonus, options granted or vested, or other compensation to be paid to the executive officer the next year would normally not be impacted. Similarly, if options gain significant value, the amount of compensation or bonus to be awarded for the next year is not normally affected.

The Committee has reviewed and discussed the above-mentioned Compensation Committee Report on Executive Compensation with management. Based on those reviews and discussions, the Committee recommends to the Board of Directors that the Compensation Committee Report on Executive Compensation be included in the Company's definitive proxy statement for the 2008 Annual Meeting of Shareholders.

Respectively submitted by the Compensation Committee:
Denis A. Kurtenbach,
Kenneth L. Smith and
Harold G. Sevy, Jr.
Dated: April 22, 2008

Executive Compensation

Summary Compensation Table

The following table sets forth summary information regarding the compensation earned for services rendered in all capacities during 2007 and 2006 with respect to (i) our Chief Executive Officer, and (ii) our other named executive officers whose total annual compensation for 2007 exceeded $100,000:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Robert J. Weatherbie Chairman of the Board and Chief Executive Officer	2007 2006	286,126 262,500	143,063 131,250	— —	29,917 109,734	6,011 14,175	13,895 18,512	118,909 156,745	597,920 692,916
Richard J. Tremblay(5) Chief Financial Officer	2007 2006	175,000 83,692	48,125 15,000	— —	21,427 13,100	3,500 4,519	— —	7,200 3,600	255,252 119,911
Sandra J. Moll Chief Operating Officer	2007 2006	148,240 136,000	29,648 15,000	— —	21,069 62,697	2,965 —	983 1,466	16,329 15,928	219,234 231,091

(1)
Represents bonuses earned and later paid in cash.

(2)
Represents the dollar amount of compensation cost recognized by the Company, computed in accordance with Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payment" (SFAS 123(R)).

(3)
Represents amounts paid to executives under the Company-wide performance-incentive program.

(4)
Perquisites paid by the Company to Mr. Weatherbie include $4,125 for personal use of Company automobile, $72,950 for changes in his non-qualified salary continuation plan, $10,718 for contributions to Mr. Weatherbie's account for the Employee Stock Ownership Plan, $6,750 for contributions under the deferred savings 401(k) plan, $2,137 for life insurance premiums, $2,856 for medical insurance premiums, and $14,448 for the value of premiums paid by us in connection with life insurance policies issued pursuant to a split dollar life insurance agreement. The amount set forth for Mr. Tremblay represents amounts paid to him for a car allowance. Perquisites paid by the Company to Ms. Moll include $1,361 for personal use of a Company automobile, $2,393 for changes in her non-qualified salary continuation plan, $7,274 for contributions to Ms. Moll's account for the Employee Stock Ownership Plan and $4,581 for contributions under the deferred savings 401(k) plan.

(5)
Mr. Tremblay resigned as a Director and as Chief Financial Officer of the Company effective April 25, 2008.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table summarizes information concerning the unexercised options and unvested stock awards for each of the named executive officers as of December 31, 2007. The market value of the stock awards is computed by multiplying the closing market price of the Company's common stock on December 31, 2007, by the applicable number of shares of stock shown in the table for each grant.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards
Number of Securities Underlying Unexercised Options (#)
		Number of Securities Underlying Unexercised Options (#)(1)(2)				Stock Awards
Name			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Robert J. Weatherbie Chairman of the Board and Chief Executive Officer	20,000 15,000 4,000 15,000 15,000 15,000 15,000 15,000 15,000 10,000 5,000	— — — — — — — — — 5,000 10,000	— — — — — — — — — — —	8.94 6.63 10.10 8.94 6.63 8.32 10.10 12.41 12.19 14.30 15.97	12/31/2009 12/31/2010 12/31/2012 1/1/2010 1/1/2011 1/1/2012 1/1/2013 1/1/2014 1/1/2015 1/1/2016 1/1/2017	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —
Richard J. Tremblay(3) Chief Financial Officer	10,000 5,000 5,000	— — 10,000	— — —	15.01 15.97 15.97	7/5/2016 12/31/2016 1/1/2017	— —	— —	— —	— —
Sandra J. Moll Chief Operating Officer	1,200 1,500 1,500 2,000 3,000 10,000 8,000 4000	— — — — — — 4,000 8000	— — — — — — —	6.63 8.32 10.10 12.41 12.19 14.30 14.30 15.97	12/31/2010 12/31/2011 12/31/2012 12/31/2013 12/31/2014 12/31/2015 1/1/2016 1/1/2017	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —

(1)
Should the employment of Mr. Weatherbie or Ms. Moll be terminated for any reason except for cause, all shares vest and become immediately exercisable.

(2)
These options are not yet vested, and are therefore unexercisable.

(3)
Mr. Tremblay resigned as a Director and as Chief Financial Officer of the Company effective April 25, 2008.

Board of Directors Compensation

Our non-employee directors receive an annual fee of $10,000 and $300 per board meeting attended. Non-employee directors who serve as chairmen of our board committees receive $500 for each Audit Committee and $300 for each other committee meeting they chair. Our non-employee directors who serve on our board committees receive $300 for each Audit Committee meeting and $250 for each other committee meeting they attend.

Director Compensation

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Carolyn S. Jacobs	0	0	0	0		0	0
Denis A. Kurtenbach	18,050	0	8,025	0	0	0	26,075
Keith B. Edquist	11,500	0	4,013	0	0	0	15,513
Kenneth L. Smith	17,150	0	8,025	0	0	0	25,175
Gregory D. Sigman	18,150	0	4,013	0	0	0	22,163
Harold G. Sevy	18,350	0	4,013	0	0	0	22,363
Connie D. Hart	8,983	0	0	0	0	0	8,983
Jerry D. Wiesner	8,417	0	0	0	0	0	8,417
Michael L. Gibson	0	0		0	0	0	0

(1)
The dollar amounts represented in the Option Awards column represents the dollar amount recognized for financial statement purposes during fiscal year 2007 in accordance with Statement of Financial Accounting Standards 123R "Share Based Payments".

(2)
The aggregate number of option awards outstanding to the above directors, as of December 31, 2007 was 20,000, of which 8,750 were vested.

Potential Payments Upon Termination or Change in Control

Termination

Mr. Weatherbie and Ms. Moll have employment agreements with the Company. All of our executive officers may be terminated at any time, subject to compliance with any employment agreements. The agreements provide for different levels of benefits depending on the reason for termination. The agreements provide the most benefits to the executives should their employment be terminated by the Company without cause and the least amount of benefits should the executive terminate his or her employment with the Company without cause.

Mr. Weatherbie's employment agreement stipulates that should his employment with the Company be terminated by the Company without cause, he would be entitled to receive a cash payment equal to the present value (based on a discount rate of 5% to 9%) of his annual base salary for three years, and all bonuses due. Mr. Weatherbie would also be entitled to receive three years worth of medical and group life insurance, all premiums paid by the Company, reimbursement for professional financial and tax advice up to 10% of his annual base salary for three years, reimbursement for reasonable outplacement services of up to $20,000, country club dues for one year and the title to the Company-owned automobile that he drives. In the event of such termination, all of Mr. Weatherbie's unvested options would accelerate and become immediately exercisable.

Ms. Moll's employment agreement stipulates that should her employment with the Company be terminated by the Company without cause, she would be entitled to receive a cash payment equal to the present value (based on a discount rate five percent) of her annual base salary for the term of the agreement or one year, whichever is longer, and all bonuses due. Ms. Moll would also be entitled to receive one year's worth of disability and group life insurance, all premiums paid by the Company, reimbursement for professional financial and tax advice up to 10% of her annual base salary for one year, and title to the Company-owned automobile that she drives. In the event of such termination, all of Ms. Moll's unvested options would accelerate and become immediately exercisable.

Change in Control

Should there be a change in control of the Company, our named executive officers are all entitled to specific benefits as described in their salary continuation agreements, deferred compensation agreements and employment agreements with the Company. In the event of a change in control and Mr. Weatherbie's employment not continued, he would be entitled to a cash payment equal to the present value (based on a discount rate of 5% to 9%) three years of his annual base salary, a termination bonus equal to 100% of the executive's eligible executive bonus and all other bonuses due. Additionally, he would be entitled to receive three years worth of medical and group life insurance, all premiums paid by the Company, reimbursement for professional financial and tax advice up to 10% of his annual base salary for three years, reimbursement for reasonable outplacement services of up to $20,000, country club dues for one year and the title to the Company-owned automobile that he drives. In the event of such termination, all of Mr. Weatherbie's unvested options would accelerate and become immediately exercisable. In accordance with his salary continuation and deferred compensation plans, Mr. Weatherbie would be entitled to all vested annual benefits and deferral amounts to be paid in a lump sum should there be a change in control of the Company.

Mr. Tremblay would have been entitled to his base salary for a period of one year following a change in control of the Company. Mr. Tremblay resigned as a Director and as Chief Financial Officer of the Company effective April 25, 2008.

Ms. Moll has an employment agreement with the Company by which, in the event of a change in control of the company and her employment is not continued, she is entitled to a cash payment equal to one year's worth of her base salary, discounted at 5%, all bonuses due, one year's worth of disability and group life insurance, reimbursement for professional tax/financial services up to 10% of her base salary, and the title to the Company-owned automobile that she is currently driving. In addition, all of Ms. Moll's unvested options would immediately vest and become exercisable. In accordance with her salary continuation and deferred compensation plans, Ms. Moll would also be entitled to all vested annual benefits and deferral amounts to be paid in a lump sum should there be a change in control of the Company.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan provides eligible employees the right to purchase our common stock on an annual basis through payroll deductions. Up to 75,000 shares of common stock can be issued under the plan through 2008 in annual increments of no more than 9,950 plus unissued shares from previous offerings whether purchased or not. The price per share of the common stock under the plan is 85% of the fair market value of the stock at the close of December 1st prior to the commencement of each offering period. At December 31, 2007, there were 39,673 shares of common stock available under this plan. Our named executive officers are not eligible to participate in this plan.

1999 Stock Incentive Plan and 2007 Stock Incentive Plan

In May 1999, as amended in March 2000, we adopted the 1999 Stock Incentive Plan and in June 2007, we adopted the 2007 Stock Incentive Plan. The plans provide for the following stock and stock-based awards: restricted stock, stock options, stock appreciation rights and performance shares. Up to 470,000 shares of our common stock were available to be issued under the 1999 Stock Incentive Plan and an additional 400,000 shares of our common stock were approved for issuance under the 2007 Stock Incentive Plan. All employees, directors and consultants are eligible to participate in the plan. The plan is administered by our Board of Directors, or the Board can designate a committee composed of at least two non-employee directors to administer the plan. Our Compensation Committee has been designated to administer the plan. The committee determines the participants in the plan, the types of awards they are to be granted and the terms and conditions of all awards. As of April 28, 2008, we had the following outstanding options:

As of April 25, 2008, we had the following outstanding options:

	Number of Shares	Exercise Price per Share
	34,650	$6.625
	22,450	8.32
	42,500	8.94
	27,000	10.1
	25,750	12.194
	23,250	12.41
	52,500	14.3
	62,250	14.81
	10,000	15.01
	67,000	15.97

Total	367,350

The options to acquire shares of our common stock were issued at the fair market value on the date of grant.

Employment Agreements

Effective January 1, 2008, we entered into a three-year employment agreement with Mr. Weatherbie under which he receives a base annual salary of $300,431 for 2008, an annual bonus not to exceed 50% of his annual base salary to be determined by the Compensation Committee of the Board of Directors, life insurance, personal use of a Company-owned automobile, a home office expense allowance, financial and tax advice and participation in all other benefits received by our employees. Under certain circumstances, such as his death or disability, we have also agreed to pay Mr. Weatherbie or his estate not less than $500,000. We have obtained life insurance and disability insurance for these contingencies. In the event of termination of Mr. Weatherbie's employment without cause, he will be entitled to those benefits described in the Termination section under the above-mentioned Potential Payments Upon Termination or Change in Control.

We have also entered into a continuously rolling one-year employment agreement with Ms. Moll, effective January 1, 2007, the terms of which are substantially similar to the employment agreement with Mr. Weatherbie, except that Ms. Moll's annual base salary for 2008 is $160,000 and she is eligible for an annual bonus of up to 20% of her base salary.

Employee Stock Ownership Plan

The ESOP is a restatement and continuation of a plan previously maintained by our predecessor company, which commenced receiving contributions in 1981. In 1986, the ESOP was the vehicle used in establishing our company and financing the acquisition of the one-bank holding company that owned TeamBank, N.A. All of our wholly-owned subsidiaries with employees participate in the ESOP.

The ESOP is a retirement plan for eligible employees and is funded entirely with contributions made by us and dividends paid by us with respect to our common stock owned by the ESOP. The ESOP is designed to be invested primarily in our securities. The ESOP is a leveraged plan which permits it to borrow money to buy our securities, which would then be held in a suspense account until the loan is paid. As of April 28, 2008 the ESOP had no outstanding debt. Allocations are made annually and are based on the relative compensation of the participants. Allocations are also potentially subject to certain maximums. Benefits under the ESOP depend on the amount of an employee's account balance at death, disability, separation from service or retirement, and there is no fixed amount.

Employees are eligible to participate in the ESOP on January 1 or July 1 following the date six months after the first day of employment. Employees also must achieve a minimum age in order to participate. To be eligible for allocations of the ESOP's contributions, employees must complete 1,000 hours of service during a year and must be employed on the last day of the plan year. The employment requirement does not apply if the participant dies, becomes disabled or attains age 65 in the plan year. Following one year of service, employees become vested in their ESOP accounts at 20% per year, with 100% vesting occurring after five years. However, if a participant dies or is disabled while still employed, a participant becomes 100% vested immediately.

Salary Continuation Program

In July 2001, we adopted a non-qualified salary continuation program for certain members of our management and certain employees of the Company and our wholly-owned subsidiaries, whereby the participant will receive benefits for 10 years commencing after retirement. The annual benefit for Mr. Weatherbie is 65%, and the annual benefit for Ms. Moll is 25% of the highest base salary paid to each of them for any three years in the five to ten year period immediately preceding retirement or termination of employment. Benefits under the plan for Mr. Weatherbie are fully vested and Ms. Moll's benefits are 23% vested as of our most recent fiscal year-end. Participation in the salary continuation program requires employees to agree to a non-competition agreement with the Company. Amounts and timing of benefits are as follows:

  •
  Normal Retirement—Generally, if termination of employment is due to normal retirement age at 65, the officer is entitled to the full annual benefits paid in a lump sum or in equal monthly installments.

  •
  Termination of Employment Prior to Normal Retirement—If employment is voluntarily or involuntary terminated (other than by disability, death or change in control), the officer is entitled to the vested portion of the annual benefits which is to be paid in a lump sum to the officer. However, no benefits are payable if employment is terminated due to (i) the officer's gross negligence or gross neglect of his or her duties, (ii) conviction in a court involving moral turpitude in connection with the officer's employment, (iii) fraud, disloyalty, dishonesty or willful violation of our policies committed in connection with the officer's employment and resulting in an adverse effect on us and personal benefit to the officer, or (iv) the officer committing suicide (or, making any material misstatement of facts on any application for life insurance purchased by the company).

  •
  Disability—If employment is terminated due to disability, the officer is entitled to the vested portion of the annual benefits which is payable at the election of the officer in (i) a lump sum upon termination of employment due to the disability (ii) a lump sum at age 65, or (iii) equal monthly installments over 10 years beginning at age 65 with a credit for interest at the rate of 7.5% compounded monthly on the remaining balance of the benefit owed.

  •
  Death—If the officer dies while employed by us and prior to receiving any benefits under the plan, the officer will not be entitled to any benefits under the plan. If the officer dies while receiving monthly payments under the plan, benefits cease in the month following death.

  •
  Change of Control—If employment is terminated in connection with a change in control of our company, such as by acquisition, merger, change in ownership of 50% or more of our outstanding voting stock, or change in the majority of members of our board of directors pursuant to a contested transaction (such as a tender offer, exchange offer or contested election), the officer is entitled to fully vested annual benefits to be paid in a lump sum.

We may terminate the plan at any time provided we pay our officers in a lump sum the amount vested under the plan at such date of termination.

Deferred Compensation Program

In January 2002, we adopted a non-qualified deferred compensation program for certain members of management and certain officers whereby the participant may defer from 1% to 10% of their base salary. We make matching contributions of 25% of Mr. Weatherbie's deferrals, and 15% of Ms. Moll's deferrals under the program. We also pay interest, compounded monthly, on the deferral accounts at a rate equal to the modified return on the equity of TeamBank N.A., provided, however, that such interest rate may not be less than 6% or greater than 12% for Mr. Weatherbie and not greater than 10% for Ms. Moll. Payment and timing of benefits are as follows:

  •
  Normal Retirement—If termination of employment is due to normal retirement at age 65, the officer is entitled to the full amount in the deferral account paid in equal monthly installments over a ten-year period.

  •
  Termination of Employment Prior to Normal Retirement—If employment is voluntarily or involuntary terminated (other than by disability, death or change in control), the officer is entitled to the full amount in the deferral account which is to be paid in a lump sum to the officer. However, the officer will not be entitled to any matching amounts or interest credited by us if employment is terminated due to (i) the officer's gross negligence or gross neglect of his or her duties, (ii) conviction in a court involving moral turpitude in connection with the officer's employment, (iii) fraud, disloyalty, dishonesty or willful violation of our policies committed in connection with the officer's employment and resulting in an adverse effect on us and personal benefit to the officer, or (iv) the officer committing suicide or making a material misstatement of fact in any application for life insurance purchased by us.

  •
  Disability—If employment is terminated due to disability, the officer is entitled to the full amount in the deferral account which is payable at the election of the officer in (i) a lump sum upon termination of employment due to the disability (ii) a lump sum at age 65, or (iii) equal monthly installments over 10 years beginning at age 65 with a credit for interest at the rate of 7.5% compounded monthly on the remaining balance of the benefit owed.

  •
  Death—If the officer dies while employed by us and prior to receiving any benefits under the program, the officer will not be entitled to any benefits under the program. If the officer dies while receiving monthly payments under the plan, benefits cease in the month following death.

  •
  Change of Control—If employment is terminated in connection with a change in control of our company, such as by acquisition, merger, change in ownership of 50% or more of our outstanding voting stock, or change in the majority of members of our Board of Directors pursuant to a contested transaction (such as a tender offer, exchange offer or contested election), the officer is entitled to the full amount in the deferral account to be paid in a lump sum.

We may terminate the program at any time provided we pay our officers in a lump sum the amount vested under the program at such date of termination.

Split Dollar Life Insurance Benefit

We provide split dollar life insurance benefits to certain management employees, including Mr. Weatherbie. Under the agreements, we pay the premiums on the life insurance polices. We are the owner of the life insurance policies. If the covered employee dies, we are entitled to the greater of (i) the cash surrender value of the policy as of the date of death plus reimbursement for all payments we have made to the employee under the Salary Continuation Plan and the Deferred Compensation Program discussed above, or (ii) the aggregate premiums paid on the insurance policy less any outstanding indebtedness to the insurer. The covered employee's survivors or estate will receive an amount equal to the death proceeds minus the cash surrender value on the date of death.

Non-Competition Agreements

In connection with certain benefit programs discussed above, we have required our named executive officers who participate in these plans to sign non-competition agreements which provide that for a period of 12 months following voluntary or involuntary termination of employment, the executive will not (i) engage in competition with us by working with another person or organization that sells any product or service sold by us in a geographic area within a 30 to 100 mile radius of any of our locations, or (ii) solicit, contact, or communicate with our customers or prospective customers for purposes of distributing, marketing or selling any product or service that we market.

Other Employee Programs

We have a 401(k) plan and an employee performance bonus program that covers all of our employees, including executive officers. With respect to the 401(k) plan, we make a matching contribution of 50% of the employee's contribution up to a maximum contribution of 6% of the employee's salary. We also have a bonus program which utilizes a continuous improvement model to determine the amount of award from us and each of our subsidiaries. The model measures improvements in asset growth, profitability, and asset quality. Our employees, including executive officers, must exceed the performance of the previous year to earn a bonus.

PROPOSAL NO. 2

APPROVAL OF THE MODIFICATION OF TERMS OF THE
1999 EMPLOYEE STOCK PURCHASE PLAN

The 1999 Employee Stock Purchase Plan provides eligible employees the right to purchase up to 75,000 shares of our common stock in annual increments beginning in 1999, originally expiring December 31, 2003, then extended through December 31, 2008. As of April 28, 2008, 35,327 shares had been issued under the plan, and 39,673 shares of common stock remained unissued under the Plan. The Board of Directors solicits your approval to extend the Employee Stock Purchase Plan for another five year period and the shares remaining under the Plan to be offered in equal installments over the course of five annual periods beginning in 2009.

Employees working a minimum of 20 hours a week and employed on January 1 of each annual offering period are eligible to participate. Shares not issued in any year may be issued in future years. The price per share of the common stock under the plan is 85% of the fair market value of the stock on December 1st at the commencement of each offering period.

The Board is soliciting your approval of the extension of the 1999 Employees Stock Purchase Plan for another five years. If the extension is not approved by a majority of the shares represented at the meeting, the Plan will not be extended and any remaining shares under the Plan will expire unissued.

We recommend a vote FOR the ratification of the extension of the 1999 Employee Stock Purchase Plan for five years.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

Independent Registered Public Accountants

We have engaged the firm of KPMG LLP as independent auditors to audit and report to our shareholders on our financial statements for the years 1993 through 2008. During all years which KPMG LLP has served as our independent auditors, there were no disagreements with KPMG LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Independent Registered Public Accountant Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2007 and 2006, and fees billed for other services rendered by KPMG LLP.

	Fiscal Year Ended December 31, 2007	Fiscal Year Ended December 31, 2006
Audit Fees(1)	$295,700	$399,784
Audit Related Fees(2)	31,459	27,000
Tax Fees(3)	72,625	60,950

Total	$352,284	$307,950

(1)
Audit fees consisted of fees for services provided in connection with the audit of the annual financial statements and review of the quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings.

(2)
Audit related fees consisted of audits of financial statements of certain employee benefit plans, agreed upon procedures related to public funds on deposit and accounting consultation.

(3)
Tax fees consisted of tax compliance and tax consultation.

Preapproval of Services

The Audit Committee is required under the Sarbanes Oxley Act of 2002 and related Securities Exchange Commission and NASDAQ rules to approve all auditing services and non-audit services provided by the independent registered public accountants prior to the commencement of the services. Since these rules became effective, all services in audit fees, audit related fees, tax fees and all other fees were approved by the Audit Committee.

Our Audit Committee has engaged the firm of KPMG LLP as independent registered public accountants for the year ending December 31, 2008. Although your approval of the engagement of independent auditors is not required by law, we desire to solicit your ratification. If the appointment of KPMG LLP is not approved by a majority of the shares represented at the meeting, we will consider the appointment of other independent auditors for 2008. Moreover, if satisfactory arrangements as to the timing and costs of the 2008 audit can not be made, we reserve the right to engage another accounting firm.

We recommend a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the year 2008 subject to the discussion above. Proxies given to us will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.

SHAREHOLDER PROPOSALS

To be considered for inclusion in the proxy statement for the 2009 Annual Meeting of Shareholders, proposals of shareholders must be received by us at our principal executive offices at 8 West Peoria, Suite 200, Paola, Kansas 66071, no later than January 15, 2009. Proposals should be sent to the attention of the Secretary. Any such proposals shall be subject to the requirements of the proxy rules and regulations under the Securities Exchange Commission.

Our annual meeting of shareholders is typically held on the third Tuesday of June each year.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Because we are a mid-size company, we have not developed formal processes by which shareholders may communicate directly with directors. We believe that our informal process by which any communication sent to the Board of Directors either generally or in care of a corporate officer, has served the shareholders' needs. Any communication to the Board of Directors may be mailed to:

  Team Financial, Inc.
  Board of Directors (or the committee name or director's name as appropriate)
  8 West Peoria, Suite 200
  Paola, Kansas 66071

Shareholders should clearly note on the mailing envelope that the letter is a "Shareholder-Board Communication." All such communications should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors.

OTHER MATTERS

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxy holders see fit.

You can obtain a copy of our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007 at no charge by writing to us at 8 West Peoria, Paola, Kansas 66071, Attention: Corporate Secretary.

By Order of the Board of Directors

Chairman and Chief Executive Officer
Paola, Kansas May 15, 2008

PROXY	PROXY

TEAM FINANCIAL, INC.
8 West Peoria, Suite 200
Paola, Kansas 66071

1.
Election of three Class III Directors.
The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
Robert M. Blachly	☐	☐
Carolyn S. Jacobs	☐	☐
Denis A. Kurtenbach	☐	☐
2.
Proposal regarding the extension of the term of the 1999 Employee Stock Purchase Plan.
The Board of Directors recommends a vote FOR Proposal Number 2.

  ☐ FOR                             ☐ AGAINST                             ☐ ABSTAIN

3.
Ratification of the appointment of KPMG LLP as our independent auditors for 2008.
The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent auditors for 2008.

  ☐ FOR                             ☐ AGAINST                             ☐ ABSTAIN

4.
Transaction of such other business as may properly come before the meeting.

  ☐ FOR                             ☐ AGAINST                             ☐ ABSTAIN

DATED:	, 2008

SIGNATURE

SIGNATURE IF HELD JOINTLY

Please sign your name exactly as it appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The above signed shareholder of Team Financial, Inc. acknowledges receipt of the notice of the annual meeting of shareholders, to be held on Tuesday, June 17, 2008, at 9:00 a.m., at the Paola High School Auditorium, 401 North Angela, Paola, Kansas, and hereby appoints Carolyn S. Jacobs and Julie L. Boyle, or either of them, each with the power of substitution, as attorneys and proxies to vote all the shares of the above signed at the annual meeting and at all adjournments thereof, hereby ratifying and confirming all that the attorneys and proxies may do or cause to be done by virtue hereof. The above-named attorneys and proxies are instructed to vote all of the above signed shareholder's shares as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the above signed shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

QuickLinks

GENERAL INFORMATION ABOUT VOTING
STOCK OWNERSHIP
Section 16(a) Beneficial Ownership Reporting Compliance
PROPOSAL NO. 1 ELECTION OF CLASS III DIRECTORS
Board and Corporate Governance Matters
Certain Relationships and Related Transactions
Audit Committee Report
Compensation Committee Report on Executive Compensation
Executive Compensation
PROPOSAL NO. 2 APPROVAL OF THE MODIFICATION OF TERMS OF THE 1999 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL NO. 3 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
OTHER MATTERS